A version of this report was published in the Annual Report to Shareholders dated 12/31/99

AMBAL RESULTS OF SHAREHOLDERS MEETING (Unaudited)
Held December 1, 1999

Shares Outstanding on September 15, 1999 (record date)    390,133,741
Shares Voting on December 1, 1999                         245,517,076 (62.9%)


PROPOSAL 1:  ELECTION OF DIRECTORS

DIRECTOR                            VOTES FOR          PERCENT OF         VOTES              PERCENT OF
                                                       SHARES VOTING      WITHHELD           SHARES
                                                       FOR                                   WITHHELD

Robert A. Fox                       241,644,988        98%                3,872,088          2%

Roberta L. Hazard                   241,578,197        98                 3,938,879          2

Leonade D. Jones                    241,612,639        98                 3,904,437          2

John G. McDonald                    241,649,424        98                 3,867,652          2

Robert G. O'Donnell                 241,756,369        98                 3,760,707          2

James K. Peterson                   241,779,291        98                 3,737,785          2

James W. Ratzlaff                   241,685,802        98                 3,831,274          2

Henry E. Riggs                      241,739,906        98                 3,777,170          2

Walter P. Stern                     241,679,417        98                 3,837,659          2

Patricia K. Woolf                   241,512,490        98                 4,004,586          2


PROPOSAL 2: AMENDMENT TO ARTICLES OF INCORPORATION REDUCING THE PAR VALUE PER SHARE OF CAPITAL STOCK

VOTES FOR          PERCENT OF         VOTES AGAINST      PERCENT OF         ABSTENTIONS        PERCENT OF
                   SHARES VOTING                         SHARES VOTING                         SHARES
                   FOR                                   AGAINST                               ABSTAINING

225,910,644        92%                8,720,100          4%                 10,886,332         4%


PROPOSAL 3: ELIMINATE OR REVISE CERTAIN OF THE FUND'S INVESTMENT RESTRICTIONS

                        VOTES FOR         PERCENT      VOTES            PERCENT      ABSTENTIONS      PERCENT OF
                                          OF           AGAINST          OF                            SHARES
                                          SHARES                        SHARES                        ABSTAINING
                                          VOTING                        VOTING
                                          FOR                           AGAINST

3A. Borrowing           170,018,288       69%          12,028,055       5%           11,981,782       5%
(Broker Non-Votes
=
51,488,952)

3B. Joint Trading       171,361,987       70%          10,688,632       4%           11,977,504       5%
Account (Broker
Non-Votes =
51,488,952)

3C. Securities          171,660,013       70%          10,126,728       4%           12,241,383       5%
Transactions with
Affiliates
(Broker Non-Votes
= 51,488,952)

3D. Affiliated          170,731,715       69%          11,088,101       5%           12,208,308       5%
Ownership (Broker
Non-Votes =
51,488,952)

3E. Purchasing          170,780,646       70%          10,653,936       4%           12,593,542       5%
Securities
of Other
Investment
Companies (Broker
Non-Votes = 51,488,952)


PROPOSAL 4: RATIFICATION OF AUDITORS

VOTES FOR          PERCENT OF         VOTES AGAINST      PERCENT OF         ABSTENTIONS        PERCENT OF
                   SHARES VOTING                         SHARES VOTING                         SHARES
                   FOR                                   AGAINST                               ABSTAINING

235,430,485        96%                2,318,281          1%                 7,768,310          3%
